EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FROM:  ATLANTIC GULF COMMUNITIES CORPORATION
CONTACT:  HARRY ROSE
TELEPHONE:  305-859-4376
FACSIMILE:  305-859-4616
WEBSITE:  HTTP://WWW.ATLANTICGULF.COM


      ATLANTIC GULF COMMUNITIES CORPORATION REDUCES WARRANT EXERCISE PRICES

         Miami, Florida, Thursday, June 17, 1999 -- Atlantic Gulf Communities Corporation (OTCBB - AGLF) announced today that it had reduced the exercise price of its Investor Warrants and Series B Warrants from $5.75 per warrant share to $4.78 per warrant share, effective as of March 31, 1999, pursuant to the warrant exercise price reset provisions contained in the applicable warrant agreements.

         The Company currently has outstanding (1) Investor Warrants to acquire up to 5,000,000 shares of Company common stock (consisting of Class A, B and Class C Warrants), all of which were issued pursuant to the terms of the Amended and Restated Investment Agreement, dated as of February 7, 1997, amended as of March 7, 1997, amended and restated as of May 15, 1997, and amended as of December 31, 1998, by and between the Company and AP-AGC, LLC ("Apollo"), and the Secured Agreement, dated as of February 7, 1997, amended and restated as of May 15, 1997 and amended as of December 31, 1998, by and between the Company and Apollo, (2) Series B Warrants to acquire up to 2,000,000 shares of Company common stock (consisting of Class A, Class B and C Warrants), all of which were issued pursuant to the terms of the Securities Purchase Agreement, dated as of June 24, 1997, by and between the Company and certain purchasers and (3) Series B Warrants to acquire up to 2,000,000 shares of Company common stock (consisting of Class A, B and C Warrants), all of which were issued pursuant to the terms of the Company's rights offering, which was consummated in November 1997.

         Atlantic Gulf Communities Corporation is one of the Southeast's largest residential real estate developers. The Company develops residential lots for homebuilders in many of Florida's most active markets, including South Florida, Jacksonville, Tampa, Orlando and Ft. Myers, as well as projects in Raleigh-Durham, North Carolina, Dallas, Texas, and Aspen, Colorado. Headquartered in Miami, Florida, the Company is a proven leader in professional development services and is known for its leadership role in environmental quality.

CERTAIN MATTERS DISCUSSED HEREIN CONTAIN FORWARD LOOKING STATEMENTS BASED ON MANAGEMENT'S EXPECTATIONS REGARDING, AND EVALUATIONS OF CURRENT INFORMATION ABOUT, THE COMPANY'S BUSINESS RESULTS THAT INVOLVE RISKS AND UNCERTAINTIES, AND ARE SUBJECT TO FACTORS THAT COULD CAUSE ACTUAL FUTURE RESULTS TO DIFFER, BOTH

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ADVERSELY  AND  MATERIALLY,  FROM  CURRENTLY  ANTICIPATED  RESULTS ,  INCLUDING,
WITHOUT LIMITATION, (1) THE EFFECT OF ECONOMIC AND MARKET CONDITIONS; (2) THE CYCLICAL NATURE OF THE REAL ESTATE MARKET IN FLORIDA AND OTHER SOUTHEAST U.S. PRIMARY MARKETS AND LUXURY/ RESORT MARKETS; (3) COMPETITIVE PRESSURES; (4) THE COMPANY'S OWN DEBT AND EQUITY STRUCTURE AND RELATED FINANCING AND REFINANCING CONTINGENCIES AND RESTRICTIONS, INCLUDING INTEREST RATES; (5) THE COMPANY'S ABILITY TO CLOSE FINANCINGS OF NEW REAL ESTATE AT PARTICULAR TIMES RELATIVE TO THE COMPANY'S CASH FLOW NEEDS AT SUCH TIMES; (6) THE PERFORMANCE OF THE COMPANY'S CURRENT DEVELOPMENT PROJECTS; AND (7) THE RESULTS OF THE COMPANY'S STRATEGIC ALTERNATIVES INITIATIVE.